UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

May 29, 2007

Date of Report (Date of earliest event reported)

Chemokine Therapeutics Corp.

(Exact name of Company as specified in its charter)

Delaware	000-51080	33-0921251
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6190 Agronomy Road, Suite 405

University of British Columbia

Vancouver, British Columbia, V6T 1Z3

(Address of Principal Executive Offices and Zip Code)

                 (604) 822-0301

(Company’s telephone number, including area code)

                              N/A

(Former Name or Former Address, if changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 29, 2007, Chemokine Therapeutics Corp. (the “Company”) entered into an Employment Agreement (the “Employment Agreement”) with C. Richard Piazza, the Company’s chief executive officer.  Pursuant to the terms of the Employment Agreement, Mr. Piazza’s base salary will be US$300,000 per year.  Additionally, Mr. Piazza will receive a monthly payment of US$526 in lieu of being placed on the Company’s benefits plans.  Mr. Piazza will be entitled to four weeks of vacation per year.  Under the terms of the Employment Agreement, Mr. Piazza has agreed that during his employment with the Company and for a period of twelve months after the termination of his employment with the Company, he will not compete in any field of research and development in which the Company is involved.

A copy of Mr. Piazza’s Employment Agreement is filed as Exhibit 99.1 to this Current Report on Form 8-K. The foregoing summary of certain material terms of the Employment Agreement is not intended to be complete, and is qualified in its entirety by reference to the Employment Agreement filed as Exhibit 99.1 hereto.

Item 8.01. Other Events.

On May 30, 2007, the Company issued a press release announcing that it had filed a registration statement with the U.S. Securities and Exchange Commission and a preliminary short form prospectus with the Canadian securities regulators in connection with an offering of approximately US$25 million of units.  A copy of the press release is attached as exhibit 99.2 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d)

Exhibits

Exhibit No.

Description

99.1

Employment Agreement

99.2

Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHEMOKINE THERAPEUTICS CORP.

By:  /s/ Bashir Jaffer

Bashir Jaffer

Chief Financial Officer

Dated: June 4, 2007

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